UNITED STATES

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SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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SILVERSUN TECHNOLOGIES, INC.

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The following is an article originally published on HBSDealer.com on April 16, 2024, based on an interview conducted with Brad Jacobs, and reposted on QXO.com on April 17, 2024.

QXO Founder Envisions a $50 Billion Business

Building products distribution ‘checks all the boxes,’ says Brad Jacobs

April 16, 2024 — Brad Jacobs, the seasoned business leader who announced late last year that he’s about to bring his M&A playbook to the building products distribution industry, has described the growth potential for his start up, called QXO. He sees a path to building a $50 billion company.

QXO hasn’t launched yet. But Jacobs’ enthusiasm for the building products distribution industry remains high. And in a recent interview with the Knowledge Project podcast, Jacobs elaborated on his playbook.

He described his research:

“I spent the last year going around studying dozens of industries, looking at hundreds and hundreds of acquisition opportunities, mostly with Goldman Sachs, Morgan Stanley, and some other Sequoia and some friends figuring out, could I apply my playbook to this industry?”

He listed features of an industry that are ideal for his playbook:
“Is the industry big enough? Is the industry fragmented enough? Is there M&A a to do. Is bigger or better? That’s not always the case. Are the economies of scale? Do you have a competitive advantage by being bigger?”

He pointed to the importance of technology.

Is there a way to apply technology? My companies have always been tech forward to the industry because the industry is a little sleepy on technology.

He came to a conclusion:

“I looked at many, many different industries and I settled on the one that checked every single box, which was building products distribution. The name of my company is going to be QXO. And M&A will be a big, big component of what we do.”

In the podcast, Jacobs shared his estimate that in Western Europe and North America, building products distribution is an $800 billion business. “That is where I want to plant my flag,” he said.

Based on an ability to capture roughly 6 percent of that giant figure through acquisitions and organic growth, Jacobs is setting his sights on a $50 billion company.

“There’s many other industries that are nice, but I’m not going to be able to get $50 billion,” he said. “I want to get $50 billion. So this industry, there’s a clear path of how I can do that.”

During the course of his investing career, Jacobs has raised $30 billion of debt and equity capital. He’s also led some 500 merger and acquisition transactions in multiple industries,

Jacobs is also the author of recently published How to Make a Few Billion Dollars.

The following are excerpts of an interview of Brad Jacobs conducted on The Knowledge Project. This transcript was prepared by a third party and has not been independently verified and may contain errors.

Brad Jacobs on The Knowledge Project

April 16, 2024

1.	Brad Jacobs: I have a Zen Buddhist approach to debt: not too much; not too little. I don’t think it’s an optimal balance sheet if you have no debt because you can improve the returns by shrinking your share count because you have fewer shares. So, the same amount of returns is greater per share. So, I think it’s good to have a little bit of leverage. I don’t think you should have a lot of leverage, particularly in today’s world. I don’t think you should have a lot of leverage because there’s significant geopolitical risk. There’s geopolitical risk in the Middle East, in Ukraine, in Taiwan. The United States’ politics is very volatile. There’s a lot of things that could go wrong real quick.

2.	And, a kind of shock to the system would hurt companies that have too much debt because business would slow down. Look what happened during Covid. If you were very highly levered during Covid, if you had way too much debt, and then everything slowed down, and your revenues went down, you might not have been able to make your interest payments, or your debt-repayment payments, and you could have gone bankrupt. Companies don’t go bankrupt unless they have too much debt. You go bankrupt from not being able to repay your debt. So, I don’t think you should have too much debt.

3.	In my new company that I’m forming, QXO, we’re going to have I think a healthy target should be one to two turns of debt. By that I mean, we take our EBITDA, which is a measure of our cash flow, and we say, “Let’s have one or two turns of that”. So, if our EBITDA ends up being for instance, in a period of time for example, a billion dollars, then let’s have one-or-two-billion dollars in debt. That’s a comfortable amount. Not too much more than that. Now, you could have, for short periods of time, you could lever up. Like, when I bought Conway, we levered up to about four times, a little more than four times. But, we very quickly sold off, I mentioned, that truckload division for $550 million. Boom, we paid down a whole bunch of debt from that. We generated a lot of free cash flow. We took that free cash flow, instead of doing more acquisitions, we paid down debt. So, you can get your leverage under control by one of two ways. By improving your profits, by increasing your EBITDA, or by paying down your actual gross amount of debt. I think you can manage that. That’s something a good CFO does.

4.	You’ve got to be very careful about who you buy. There has to be a reason why you’re buying that company. There has to be a strategic, a compelling strategic reason of why you’re buying that company. What makes sense for that? Why is that good for customers? Why is that going to make our business a better business? Why does that fit with the other things that we’ve already bought and put together. How are they going to integrate well?

5.	And I like to look at the multiples that I pay for an acquisition. The price that I pay for an acquisition is very, very important. Because, when I look at the levers of how we create shareholder value, what contributes to that? The biggest lever, the biggest component is the differential between what I raised capital at due to my relationships with mostly institutional investors, and, because of the track record, and what I can deploy that at on doing acquisitions.

6.	The second biggest lever is how much can I improve the businesses that I buy. Those are— There’s many, many levers, but those are the two biggest levers. So, I pay close— When I studied all these different industries, I studied historical acquisition multiples. And one of the reasons I like building products distribution is I believe that I’ll be able to buy companies at lower multiples of their profit than I’ll be able to raise capital at, and that’s going to be a big, that disagio, that spread, that difference, that delta is going to create value. Boom. Just right away, right, right from the first day.

7.	Integration is extremely important. Anybody can buy a company. It’s not that hard. You send a wire. You sign a document that’s a few dozen pages. The lawyers have gone over it. And you wire the money. And you own it. So, that’s not the hard part. The hard part is after you’ve selected the right industry; after you’ve selected the right companies within that industry to buy; after you’ve had discipline, so that you don’t, so that you pay the right price for all those—then you have to integrate.

8.	I’ve never run companies that have, like, hundreds of different companies all running separately with different names and different systems and different back offices. There’s some level of decentralization, where you need to be closer to the customer, but I have a very strong appetite for standardization—standardization of the ERP system that you close the books with, so you close the books promptly right after the close of the month. And then you can have standardized dashboards, so all the managers have the same format of the numbers they’re looking at, the KPIs. And they see them graphically, very easy to understand.\

9.	I like to see so they can benchmark every company, every location to every other location; every district to other districts; every region to other regions. And for that you need standardization. I like to have very standardized HRIS—human resources systems, where all the people in the organization— And we’ll build this company up. We’ll have hundreds of thousands of employees. I need to have a standardized data system for all of our employees. Everyone’s on the, if it’s a 401k, it’s the same exact way of doing it. All the benefits are the same. All the performance appraisals are the same. Compensation I can see right away.

10.	And every time we do an acquisition, I need to pull that information up right away while we’re studying it, quickly so we have a competitive advantage against other bidders, to see what would the synergies be. So, I need standardized HR technology throughout everything.

11.	I need a standardized CRM—customer relationship management—system, like salesforce.com. There’s several others as well. And for that to be able to make sure we’re looking at customers, the attractiveness of those customers; the profitability of those customers; the size of their spend, so therefore the potential of those customers going forward; all the interactions we’ve had with those customers. I need to see that in a standardized way, all across the globe, everywhere, in every country we’re functioning in. So, I need a standardized technology for customer relationships, for sales management.

12.	So, I, I need a standardized internal social media. I happen to like, I’ve used Workplace by Facebook. It’s not the only one, but I like that one really well. It’s nice. The interface is really good. So, I like to have everyone on the same one, because I like to have one company with one culture, where everybody can ping each other. I don’t want to have these silos of companies.

13.	Sometimes, you see these companies roll up many different companies, but it’s all mish-moshed. It’s all separate. I don’t like that at all.

14.	So, I integrate from the moment that we agree to buy a company, we’re starting the integration process. And the day we close the acquisition, gazump. We’re in there and we’re standardizing everything as much as we possibly can. And we’re communicating and communicating quite a bit. A big part of the success for M&A is forming the relationship with people and making sure we get off on the right foot. And making sure that we don’t lose the great talent. And making sure we, at the same time, we’re identifying the weak players and gracefully and generously exiting them.

15.	So, there’s a lot of different components to M&A. I’m summarizing a lot of different facts. Each one of those things, we could talk for an hour just on that block. But those are the kinds of things that go through my mind in my approach to M&A.

16.	Brad Jacobs: I’m working with a team now at my new company that’s largely the same. They were on my teams before. They were either at XPO or one of the XOs. And what I’ve learned is it’s great to have the band back together. It’s great to work with people that you know, that you’ve been in the battles with. You’ve shared the glories. You’ve shared the pain.

17.	We’ve been in the dark days together. We’ve been in the strong days together. We’ve won together. We’ve been victorious together. We can complete each other’s sentences. We get each other. We know each other’s spouses. We know each other’s kids. That’s a beautiful thing.

18.	I haven’t always had that. I have brought some people from company to company, usually. The initial founding management for QXO are all XO people. And one thing I’ve taken away from that is I really love these people. These are people I really just respect and admire, and I just, I’m just so thankful that I get to work with them. Like, I feel, and I think we all feel this way. I think all of us feel that each of us is getting the long end of the stick by working with the rest of this team. That’s very hard to find a team, a group of people this size that all love each other; that all respect each other; that all admire each other’s professional and personal characteristics and traits. And that’s a beautiful thing.

Cautionary statement regarding forward-looking statements

This communication contains forward-looking statements. Statements that are not historical facts, including statements about beliefs or expectations, are forward-looking statements. These statements are based on plans, estimates, expectations and projections at the time the statements are made, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “opportunity,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “target,” “goal,” or “continue,” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. Factors that could cause actual results to differ materially from those described herein include, among others:

●	uncertainties as to the completion of the equity investment (the “Equity Investment”) and the other transactions (the “Transactions”) contemplated by the Amended and Restated Investment Agreement (the “Investment Agreement”), dated April 14, 2024, by and among SilverSun Technologies, Inc., a Delaware corporation (“SilverSun” or the “Company”) and Jacobs Private Equity II, LLC (“JPE”) (on behalf of itself and on behalf of each of certain other investors), including the risk that one or more of the Transactions may involve unexpected costs, liabilities or delays;

●	risks associated with potential significant volatility and fluctuations in the market price of the common stock of SilverSun (the “Common Stock”);

●	risks associated with the Company’s relatively low public float, which may result in the Common Stock experiencing significant price volatility;

●	the possibility that competing transaction proposals for the Company may be made;
●	risks associated with raising additional equity or debt capital from public or private markets to pursue the Company’s business plan following the closing of the Equity Investment, including in an amount that may significantly exceed the amount of the Equity Investment, and the effects that raising such capital may have on the Company and its business, including the risk of substantial dilution or that the Common Stock may experience a substantial decline in trading price;

●	the possibility that additional future financings may not be available to the Company on acceptable terms or at all;

●	the effects that the announcement, pendency or consummation of the Equity Investment and the other Transactions may have on the Company and its current or future business and on the price of the Common Stock;

●	the possibility that an active, liquid trading market for the Common Stock may not develop or, if developed, may not be sustained;
●	the possibility that the warrants contemplated by the Investment Agreement, if issued, may not be exercised;

●	the possibility that all of the closing conditions to the Equity Investment or the other Transactions may not be satisfied or waived, or any other required third-party, regulatory or other consents or approvals may not be obtained within the relevant timeframe, or at all, including the possibility that the Company may fail to obtain the stockholder approvals;

●	the effects that a termination of the Investment Agreement may have on the Company, including the risk that the price of the Common Stock may decline significantly if the equity investment is not completed;

●	uncertainties regarding the Company’s focus, strategic plans and other management actions;

●	the risk that the Company, following the closing of the Equity Investment, is or becomes highly dependent on the continued leadership of Mr. Jacobs as chairman and chief executive officer and the possibility that the loss of Mr. Jacobs in these roles could have a material adverse effect on the Company’s business, financial condition and results of operations;

●	the risk that Mr. Jacobs’ past performance may not be representative of future results;

●	the risk that the Company is unable to attract or retain world-class talent;

●	the risk that the failure to consummate any acquisition expeditiously, or at all, could have a material adverse effect on the Company’s business prospects, financial condition, results of operations or the price of the Common Stock;

●	the risks that the Company may not be able to enter into agreements with acquisition targets on attractive terms, or at all, that agreed acquisitions may not be consummated, or, if consummated, that the anticipated benefits thereof may not be realized, or that matters related to an acquired business (including operating results or liabilities or contingencies) may have a negative effect on the Company or its securities or ability to implement its business strategy, including that any such transaction may be dilutive or have other negative consequences to the Company and its value or the trading prices of its securities;

●	the risks associated with cybersecurity and technology, including attempts by third parties to defeat the security measures of the Company and its business partners, and the loss of confidential information and other business disruptions;

●	the possibility that new investors in any future financing transactions could gain rights, preferences and privileges senior to those of the Company’s existing stockholders;

●	the possibility that building products distribution industry demand may soften or shift substantially due to cyclicality or seasonality or its dependence on general economic conditions, including inflation or deflation, interest rates, consumer confidence, labor and supply shortages, weather and commodity prices;

●	the possibility that regional or global barriers to trade or a global trade war could increase the cost of products in the building products distribution industry, which could adversely impact the competitiveness of such products and the financial results of businesses in the industry;

●	the risks associated with potential litigation related to the Transactions or related to any possible subsequent financing transactions or acquisitions or investments;

●	uncertainties regarding general economic, business, competitive, legal, regulatory, tax and geopolitical conditions; and

●	other factors, including those set forth in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and subsequent Quarterly Reports on Form 10-Q.

Forward-looking statements herein speak only as of the date each statement is made. None of the Company, JPE or any other person undertakes any obligation to update any of these statements in light of new information or future events, except to the extent required by applicable law.

Additional Information and Where to Find It

In connection with the Equity Investment, SilverSun will prepare a proxy statement to be filed with the U.S. Securities and Exchange Commission (the “SEC”). When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of SilverSun. SILVERSUN’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED EQUITY INVESTMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. SilverSun’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. SilverSun’s stockholders will also be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents from SilverSun’s website at https://www.silversuntech.com or by written request to SilverSun at 120 Eagle Rock Avenue, East Hanover, New Jersey 07936.

Participants in Solicitation

Jacobs Private Equity II, LLC and SilverSun and its directors and executive officers may be deemed to be participants in the solicitation of proxies from SilverSun’s stockholders with respect to the Equity Investment and the other transactions contemplated by the A&R Investment Agreement. The interests of SilverSun and its directors and executive officers with regard to the Equity Investment may differ from the interests of SilverSun’s stockholders generally, and stockholders may obtain additional information by reading the proxy statement and other relevant documents regarding the Equity Investment and the other transactions contemplated by the A&R Investment Agreement, when filed with the SEC. Information regarding the names of SilverSun’s directors and executive officers and their respective interests in SilverSun by security holdings or otherwise is set forth in SilverSun’s proxy statement for its 2023 Annual Meeting of Stockholders, filed with the SEC on November 27, 2023, in the sections captioned “Executive Compensation” and “Director Compensation”, and in SilverSun’s proxy statement for the Special Meeting of Stockholders, filed with the SEC on February 13, 2024 (the “Special Meeting Proxy Statement”), in the section captioned “Security Ownership of Certain Beneficial Owners and Executive Officers and Directors of the Company”. To the extent holdings of such participants in SilverSun’s securities have changed since the amounts described in the Special Meeting Proxy Statement, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC: Form 4, filed by Mark Meller on March 19, 2024; Form 4, filed by Mark Meller on March 20, 2024; Form 4, filed by Mark Meller on March 21, 2024; Form 4, filed by Mark Meller on March 22, 2024; Form 4, filed by Mark Meller on March 25, 2024; and Form 4, filed by Mark Meller on March 26, 2024.